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                                                                    Exhibit 3.15

                              OPERATING AGREEMENT
                                       OF
                               DIAMOND CROSS, LLC

     THIS OPERATING AGREEMENT is entered into effective as of the 1st day of September, 2000 (the "Effective Date"), by Diamond Cross, LLC, a Delaware limited liability company (the "Company") and Land O'Lakes Farmland Feed LLC, a Delaware limited liability company having its principal place of business in Arden Hills, Minnesota (the "Member"), as sole member.

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1. CERTAIN DEFINITIONS. As used herein, the following terms have the following meanings:

     (A) "Act" means the Limited Liability Company Act of the State of Delaware, as amended.

     (B)  "Agreement" means this Operating Agreement, as amended.

     (C)  "Code" means the Internal Revenue Code of 1986, as amended.

     (D) "Company" means Diamond Cross, LLC, the limited liability company governed pursuant to this Agreement.

     (E) "Director" means a member of the Board of Directors and shall be considered a manager for purposes of the Act.

     (F) "Person" or "person" shall mean any individual, trust, estate, partnership, association, firm, company, or corporation, or any state or public officer, agency or instrumentality.

     (G) "Property" shall mean any and all assets and property of the Company, real or personal, tangible or intangible (including but not limited to goodwill), including but not limited to money and any legal or equitable interest in any such assets and property, but excluding services and promises to perform services in the future.

     (H) "Transfer" or "transfer" shall mean sell, assign, convey, donate, bequeath, pledge, grant a security interest in, encumber, transfer or otherwise dispose of or contract to transfer, whether voluntarily or involuntarily.

     (I) "Treasury Regulation(s)" means the regulations of the United States Department of the Treasury promulgated under the Code, as the same may be amended or supplemented from time to time.

     SECTION 1.2. FORMATION OF THE COMPANY. The Company was formed under and pursuant to the provisions of, and constitutes a valid limited liability company under, the Act as evidenced by

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Certificate of Formation which was filed in the Office of the Secretary of
State of the State of Delaware on August 31, 2000.

     SECTION 1.3. NAME. The Company's name shall be "Diamond Cross, LLC", and such name shall be used at all times in connection with the business and affairs of the Company.

     SECTION 1.4. NAME AND ADDRESS OF SOLE MEMBER. The name and mailing address of the Member are as set forth at the beginning of this Agreement.

     SECTION 1.5. PRINCIPAL OFFICE. The principal office of the Company shall be at such location as may be determined by the Directors.

     SECTION 1.6. STATUTORY AGENT FOR SERVICE. The Company's statutory agent for service shall be CT Corporation, with a business address at 1209 Orange Street, Wilmington, Delaware.

     SECTION 1.7. ELECTION OF TAX STATUS. Pursuant to Sections 301.7701-1 through 301.7701-3, inclusive, of the Treasury Regulations, the Company elects to be taxed as a sole proprietorship for federal, state and local income tax purposes. The Member shall complete and file IRS Form 8832, and any similar filing required by any state in which it is subject to taxes, with all appropriate governmental agencies setting forth such election.


                                   ARTICLE II
                             CAPITAL CONTRIBUTIONS

     SECTION 2.1. CAPITAL CONTRIBUTIONS. The Member shall not be required to make capital contributions to the Company.

                                  ARTICLE III
                                 DISTRIBUTIONS

     SECTION 3.1. DISTRIBUTIONS. Subject to the provisions of Section 7.3, the Company's net profits shall be distributed to the Member at such times and in such amounts as the Directors shall determine in their absolute discretion. Such distributions may take the form of cash or Property as the Directors shall determine by majority vote in their absolute discretion.


                                   ARTICLE IV
                                   ACCOUNTING

     SECTION 4.1. ACCOUNTING METHODS. The Company books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied. The Company shall be on an accrual basis for both tax and accounting purposes, or as otherwise determined by the Directors. Land O'Lakes Farmland Feed LLC is hereby designated as the "tax matters partner" for the Company (as such term is defined in Section 6231(a)(7) of the Code).

     SECTION 4.2. FISCAL YEAR. The fiscal year of the Company shall be the twelve calendar month period ending December 31.


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                                   ARTICLE V
                                   MANAGEMENT

     SECTION 5.1 DIRECTOR'S POWERS. The business, affairs and property of the Company shall be managed by a Board of Directors consisting of one or more Directors. Unless otherwise required in this Agreement, the affirmative vote of a majority of the Directors shall be required on any action taken or resolution approved which requires Director approval. The Directors shall have the authority to designate one or more officers of the Company with such authority and power as the Directors shall, in their discretion, delegate to such officers. The Member shall have the power to designate the Board of Directors and to change the constituency of the Board of Directors.

                                   ARTICLE VI
                         TRANSFER OF MEMBER'S INTEREST

     SECTION 6.1. TRANSFER PERMITTED. All or a portion of the Member's membership interest in the Company may be disposed of in any manner provided by law, and, upon such disposition, the transferee shall become a Member without further action on the part of the transferee, the Company or the Member.

                                  ARTICLE VII
                          DISSOLUTION OF THE COMPANY;
                            DISSOCIATION OF A MEMBER

     SECTION 7.1. DISSOLUTION OF THE COMPANY. The Company shall dissolve upon the happening of the first to occur of the mandatory events of dissolution listed in the Act, as amended.

     SECTION 7.2. EFFECT OF DISSOLUTION. Upon dissolution, the Company shall cease carrying on the Company business except as necessary for the winding up of the Company business, and the Company is not terminated, but rather shall continue until the winding up of the affairs of the Company is completed and a Certificate of Dissolution has been issued by the Secretary of State of the State of Delaware.

     SECTION 7.3. DISTRIBUTION OF ASSETS ON DISSOLUTION. Upon the winding up of the Company, the Company's Property shall be distributed: first, to creditors, including the Member if then a creditor, to the extent permitted by law, in satisfaction of the Company's indebtedness and other liabilities; and second, to the Member. Liquidation proceeds shall be paid within 180 days of the end of the Company's taxable year or, if later, within 180 days after the date of liquidation.

     SECTION 7.4. WINDING UP AND CERTIFICATE OF DISSOLUTION. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property and assets of the Company have been distributed as provided in Section 8.3 hereof. Upon the completion of winding up of the Company, a Certificate of Dissolution shall be delivered to the Office of the Secretary of State of the State of Delaware for filing. The Certificate of Dissolution shall set forth the information required by the Act.

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                                  ARTICLE VIII
                                    GENERAL

     SECTION 8.1. GENERAL. This Agreement supersedes any prior agreement or understandings between the parties with respect to the Company. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware. This Agreement may not be amended or modified verbally, nor may any provision hereof be waived by any party, but only by a written instrument duly executed by the Company and the Member. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder provision or any other persons of circumstances, shall not be affected thereby. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     SECTION 8.2.   ENTIRE AGREEMENT.   This Agreement represents the entire
agreement between the parties relating to the subject matter hereof.

     SECTION 8.3. RIGHTS OF CREDITORS AND THIRD PARTIES UNDER AGREEMENT. This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, the Member, and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditors of the Company or any other Person Except and only to the extent provided by applicable law, no such creditor or third party shall have any rights under this Agreement or any other agreement between the Company and the Member.

                                   ARTICLE IX
                    INDEMNIFICATION; LIMITATION OF LIABILITY

     SECTION 9.1    INDEMNIFICATION.    The Company shall indemnify its
Directors, officers and members for expenses and liabilities to the fullest extent permitted by the Act.

     SECTION 9.2 LIMITATION OF LIABILITY. The Member's liability for the debts and obligations of the Company shall be limited as set forth in the Act.

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